Exhibit 99.1

AITX Recurring Annual Revenue to Break $5 Million

Based on New Booked Orders and Committed Orders Putting AITX Over the $5 Million Milestone

Detroit, Michigan, December 21, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that with the receipt of several expansion orders from existing clients, the Company anticipates passing the $5 million recurring annual revenue milestone upon all booked and anticipated orders being successfully deployed and accepted by the customers. This is as of December 20, 2023.

With a cashflow break-even estimated at $7 million in annual recurring revenue the Company appears to be fulfilling its growth forecast as described at the November 3, 2023 Investors Conference that is available on the AITX YouTube channel. The Company noted that revenues from implementation, training and monitoring are not included in the $7 million recurring revenue goal.

Mark Folmer, CPP, PSP, FSyI, President of RAD commented, “We are profoundly grateful for the dedication of our team and the trust of our customers that have brought us to the cusp of achieving $5 million in recurring annual revenue. It’s been a journey to get to this point and I’m looking forward to fulfilling our 2024 projections. This remarkable milestone fills us with optimism as we envision an even brighter future, fueled by the unwavering support of our valued clients and the relentless pursuit of excellence from our entire organization.”

Steve Reinharz, CEO of AITX and RAD noted, “It’s said the first $5 million in annual recurring revenue is the hardest. I’m excited to share updated projections next year of our continued growth forecasts.”

Recurring revenues offer a consistent and reliable income stream that businesses can depend on, providing financial stability and the ability to plan for the future. Unlike sales revenue, which can fluctuate unpredictably, recurring revenues foster lasting customer relationships and sustainable growth opportunities.

Achieving recurring monthly revenue (RMR) is contingent upon several factors, including RAD producing and delivering the ordered products, customer acceptance of said deliveries, proper operation, client acceptance, client payment and any other issues that could interfere with these activities. RMR is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz